                                                         Exhibit No. 23.2


                       INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements Nos. 33-42965, 33-46500, 33-49590, 33-43756 and 33-64642 on Form S-3, and
Nos. 33-14714, 33-32447,  33-35862, 33-40282  and 33-41294 on  Form S-8  of
Energy Service Company, Inc. of our  report dated March 2, 1993 (except for
Note 11 as to which the date is May 12, 1993), which report includes an explanatory paragraph concerning the Company's change in its method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109, appearing in this Annual Report on Form 10-K of Energy Service Company, Inc. for the year ended December 31, 1994.



DELOITTE & TOUCHE LLP

/S/  DELOITTE & TOUCHE LLP

Dallas, Texas
March 13, 1995